                                                                      Exhibit 99

                     Eastern Environmental Services, Inc.
                       Consolidated Financial Statements
                   Years ended June 30, 1997, 1996 and 1995
                        Index to Financial Information


                                   CONTENTS

(a) Historical Financial Information

       Report of Independent Auditors......................................F-2


       Audited Consolidated Financial Statements

       Consolidated Balance Sheets (Restated)..............................F-3

       Consolidated Statements of Operations (Restated)....................F-5

       Consolidated Statements of Stockholders' Equity (Restated)..........F-6

       Consolidated Statements of Cash Flows (Restated)....................F-7

       Notes to Consolidated Financial Statements (Restated)...............F-8

(b)  Selected Consolidated Financial Data (Restated).......................F-24

(c)  Management's Discussion and Analysis of Financial Condition  and
       Results of Operations (Restated)....................................F-25


(d)  Quarterly Financial Information (Unaudited) (Restated)................F-35

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Eastern Environmental Services, Inc.

We have audited the accompanying consolidated balance sheets (restated) of Eastern Environmental Services, Inc. as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows (restated) for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 and 1995 financial statements of Super Kwik, Inc. and Donno Company, Inc. and affiliates, wholly owned subsidiaries, which statements reflect total assets constituting 40% in 1996, and total revenues constituting 57% in 1996, and 56% in 1995, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Super Kwik, Inc. and Donno Company, Inc. and affiliates, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for each of the two years in the period ended June 30, 1996, the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eastern Environmental Services, Inc. at June 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.


                                    /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 23, 1998

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (RESTATED)

                                                                                           JUNE 30,
                                                                                ------------------------------
                                                                                     1997            1996
                                                                                --------------  --------------
                                    ASSETS
Current assets:
  Cash and cash equivalents                                                       $  4,327,824     $ 1,906,965
  Accounts receivable, less allowance for doubtful accounts
    of $1,938,000 and $1,001,000..............................................      14,995,160       4,699,576
  Deferred income taxes.......................................................       3,369,014         372,445
  Tax refund receivable.......................................................              --          74,467
  Prepaid expenses and other current assets...................................       4,891,017       2,561,874
                                                                                  ------------     -----------
     Total current assets.....................................................      27,583,015       9,615,327


Property and equipment:
  Land........................................................................       7,356,298         618,943
  Landfill sites..............................................................      33,780,283      12,673,250
  Buildings and leasehold improvements........................................       7,337,783       2,380,744
  Vehicles....................................................................      23,569,507      16,234,204
  Machinery and equipment.....................................................      19,960,249       9,123,906
  Furniture and fixtures......................................................       1,536,847       1,514,279
                                                                                  ------------     -----------
     Total property and equipment.............................................      93,540,967      42,545,326
  Accumulated depreciation and amortization...................................      25,222,460      22,660,355
                                                                                  ------------     -----------
                                                                                    68,318,507      19,884,971


Assets held for sale..........................................................         358,758         859,262
Excess cost over fair market value of net assets acquired, net of
 $875,000 and $440,000 accumulated amortization...............................      60,302,159         372,096
Other intangible assets, net of $3,550,000 and $3,258,000 accumulated
 amortization.................................................................       6,594,967         672,535

Notes receivable from officers................................................         432,902         432,902
Other assets (including $533,000 and $433,000 of restricted
 cash on deposit for landfill closure and insurance bonding)..................       2,117,818         899,940
                                                                                  ------------     -----------
     Total assets.............................................................    $165,708,126     $32,737,033
                                                                                  ============     ===========

                            See accompanying notes.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                            JUNE 30,
                                                                                --------------------------------
                                                                                     1997             1996
                                                                                ---------------  ---------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term borrowings......................................................    $    155,000      $   595,000
   Accounts payable...........................................................       9,067,337        4,650,597
   Accrued expenses and other current liabilities.............................      10,967,045        2,277,819
   Income taxes payable.......................................................         773,218          267,363
   Current portion of accrued landfill closure and other environmental
     costs....................................................................       2,228,000          870,000
   Current portion of long-term debt..........................................       1,920,059          857,599
   Current portion of capital lease obligations...............................       1,474,656        1,499,124
   Deferred revenue...........................................................       2,968,306          392,821
                                                                                  ------------      -----------
       Total current liabilities..............................................      29,553,621       11,410,323

Deferred income taxes.........................................................       5,716,590          507,623
Long-term debt, net of current portion........................................      59,608,730        3,748,241
Capital lease obligations, net of current portion.............................       1,843,914        3,196,024
Accrued landfill closure and other environmental costs........................       6,891,219        2,424,137
Other liabilities.............................................................       9,151,246               --

Commitments and contingencies

Stockholders' equity:
   Common stock, $.01 par value:
     Authorized shares--50,000,000
       Issued and outstanding shares--16,867,987 and 10,238,817...............         168,680          102,388
   Class A common stock (convertible to common stock), $.01 par value:
     Authorized shares--10,000,000
       Issued and outstanding shares-- none...................................              --               --
   Additional paid-in capital.................................................      50,119,596       10,708,432
   Retained earnings..........................................................       2,730,789          716,124
                                                                                  ------------      -----------
                                                                                    53,019,065       11,526,944
   Less treasury stock at cost--39,100 common shares..........................         (76,259)         (76,259)
                                                                                  ------------      -----------
       Total stockholders' equity.............................................      52,942,806       11,450,685
                                                                                  ------------      -----------
       Total liabilities and stockholders' equity.............................    $165,708,126      $32,737,033
                                                                                  ============      ===========

                            See accompanying notes.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (RESTATED)



                                                                        YEAR ENDED JUNE 30,
                                                       -----------------------------------------------------
                                                              1997               1996             1995
                                                       -------------------  ---------------  ---------------
Revenues...................................................   $96,056,945      $55,646,318      $57,440,568
Cost of revenues...........................................    65,496,657       42,587,943       42,119,217
Selling, general, and administrative
  expenses.................................................    15,579,744       12,257,486        9,763,707
Depreciation and amortization..............................     5,161,549        3,281,207        3,953,072
Merger costs...............................................     3,336,792               --               --
                                                              -----------      -----------      -----------
Operating income (loss)....................................     6,482,203       (2,480,318)       1,604,572
Interest expense, net......................................    (2,539,931)        (779,439)        (821,261)
Other income (expense).....................................       131,819          (42,438)         503,696
                                                              -----------      -----------      -----------
Income (loss) before income taxes..........................     4,074,091       (3,302,195)       1,287,007
Income tax expense.........................................     1,606,205          155,313           32,907
                                                              -----------      -----------      -----------
Net income (loss)..........................................   $ 2,467,886      $(3,457,508)     $ 1,254,100
                                                              ===========      ===========      ===========

Basic earnings (loss) per share............................          $.17            $(.36)            $.15
                                                              ===========      ===========      ===========

Weighted average number of shares
  outstanding..............................................    14,480,026        9,733,112        8,559,391
                                                              ===========      ===========      ===========

Diluted earnings (loss) per share..........................          $.16            $(.36)            $.14
                                                              ===========      ===========      ===========

Weighted average number of shares
  outstanding..............................................    15,443,719        9,733,112        8,651,999
                                                              ===========      ===========      ===========

                            See accompanying notes.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (RESTATED)

                                         NUMBER OF SHARES        PAR VALUE
                                      ---------------------- -------------------
                                                   CLASS A              CLASS A   ADDITIONAL    RETAINED
                                        COMMON     COMMON     COMMON    COMMON      PAID-IN     EARNINGS    TREASURY
                                        STOCK       STOCK     STOCK      STOCK      CAPITAL    (DEFICIT)     STOCK        TOTAL
                                      ---------- ----------- --------  ---------  ----------- ------------ ---------- ------------
Balance at June 30, 1994............   6,999,263  1,591,201  $ 69,992  $ 15,912   $ 9,036,996 $ 5,364,532   $(76,259)  $14,411,173

  Exercise of common stock
     options........................      30,000         --       300        --        25,950          --         --        26,250
  Issuance of common stock..........     300,000         --     3,000        --       297,000          --         --       300,000
  Net income........................          --         --        --        --            --   1,254,100         --     1,254,100
  Dividends paid to former
    stockholders of pooled companies          --         --        --        --            --  (1,182,500)        --    (1,182,500)
                                      ---------- ----------  --------  --------   ----------- -----------  ---------   -----------
Balance at June 30, 1995............   7,329,263  1,591,201    73,292    15,912     9,359,946   5,436,132    (76,259)   14,809,023
  Exercise of common stock
    options.........................     140,000         --     1,400        --       141,100          --         --       142,500
  Exercise of common stock
    warrants........................     303,353         --     3,034        --       424,312          --         --       427,346
  Issuance of common stock..........     875,000         --     8,750        --       783,074          --         --       791,824
  Conversion of common stock........   1,591,201 (1,591,201)   15,912   (15,912)           --          --         --            --
  Net loss..........................          --         --        --        --            --  (3,457,508)        --    (3,457,508)
  Dividends paid to former
    stockholders of pooled companies          --         --        --        --            --  (1,262,500)        --    (1,262,500)
                                       --------- ----------  --------  --------   ----------- -----------  ---------   -----------
Balance at June 30, 1996............  10,238,817         --   102,388        --    10,708,432     716,124    (76,259)   11,450,685
  Exercise of common stock
    options and warrants............     478,076         --     4,781        --       425,780          --         --       430,561
  Proceeds from sale of
    common stock, less
    commissions and issuance
    expenses of $724,248............   2,670,000         --    26,700        --     9,929,052          --         --     9,955,752
  Common stock issued in
    connection with the
    incorporation of Apex...........     796,927         --     7,970        --     3,242,030          --         --     3,250,000
  Common stock issued in
    purchase acquisitions...........   2,636,542         --    26,365        --    25,255,278          --         --    25,281,643
  Common stock issued for
    consulting services.............       5,625         --        56        --        44,944          --         --        45,000
  Stock issued to satisfy debt
    obligation......................      42,000         --       420        --       514,080          --         --       514,500
  Net income........................          --         --        --        --            --   2,467,886         --     2,467,886
  Dividends paid to former
    stockholders of pooled companies          --         --        --        --            --    (453,221)        --      (453,221)
                                      ---------- ----------  --------  --------   ----------- -----------  ---------   -----------
Balance at June 30, 1997...........   16,867,987         --  $168,680  $     --   $50,119,596 $ 2,730,789   $(76,259)  $52,942,806
                                      ========== ==========  ========  ========   =========== ===========  =========   ===========

                            See accompanying notes.

                      EASTERN ENVIRONMENTAL SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (RESTATED)

                                                                                          YEAR ENDED JUNE 30,
                                                                          ---------------------------------------------------
                                                                                1997              1996             1995
                                                                          -----------------  ---------------  ---------------

OPERATING ACTIVITIES
Net income (loss).......................................................      $  2,467,886      $(3,457,508)     $ 1,254,100
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation and amortization.........................................         5,161,549        3,281,207        3,953,072
  Provision for losses on receivables...................................           526,871          344,495          452,356
  Landfill closure costs................................................           311,627        1,006,211          281,619
  Noncash severance and transition costs................................                --          740,827               --
  Noncash compensation expense..........................................            45,000          138,173               --
  Deferred income taxes.................................................           900,286          (21,788)        (167,974)
  Loss on write-down of assets held for sale............................                --          402,616               --
  (Gain) loss on sale of property and equipment.........................          (101,180)          15,690          (77,579)
  Changes in operating assets and liabilities:
    Accounts receivable.................................................        (7,181,223)        (362,731)         458,315
    Income taxes........................................................           638,544           76,637          (53,165)
    Accounts payable....................................................         1,797,959          368,444         (611,144)
    Deferred revenue....................................................         2,575,485            4,019           (6,193)
    Other...............................................................        (1,222,645)         994,532          693,837
                                                                              ------------      -----------      -----------
Net cash provided by operating activities...............................         5,920,159        3,530,824        6,177,244

INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired.........................       (39,336,838)              --               --
Development of landfill sites...........................................        (5,066,039)      (1,868,661)      (1,361,955)
Proceeds from sale of property and equipment............................           368,643          262,109          362,235
Purchase of property and equipment......................................        (8,842,542)      (4,021,200)      (4,342,032)
Payments received on notes receivable...................................                --         (213,930)         197,428
Payments for intangible assets..........................................        (2,682,110)        (122,500)        (574,950)
Landfill closure and insurance bonding deposits.........................           (57,837)         111,485          (18,145)
Other...................................................................           308,716         (127,083)         (71,668)
                                                                              ------------      -----------      -----------
Net cash used in investing activities...................................       (55,308,007)      (5,979,780)      (5,809,087)

FINANCING ACTIVITIES
Proceeds from revolving line of credit, long-term
 debt and capital lease obligations.....................................        63,344,665        4,243,561        5,546,062
Payments on revolving line of credit, long-term debt
 and capital lease obligations..........................................       (24,719,050)      (3,703,382)      (3,427,138)
Net (payments) borrowings on note payable to
 shareholder/officer....................................................                --          (42,457)          42,457
Proceeds from the incorporation of Apex.................................         3,250,000               --               --
Proceeds from issuance of common stock, net
 of expenses............................................................        10,386,313        1,361,670          326,250
Dividends paid to former stockholders of
 pooled companies.......................................................          (453,221)      (1,262,500)      (1,182,500)
                                                                              ------------      -----------      -----------
Net cash provided by financing activities...............................        51,808,707          596,892        1,305,131
                                                                              ------------      -----------      -----------
Net increase (decrease) in cash and cash equivalents....................         2,420,859       (1,852,064)       1,673,288
Cash and cash equivalents at beginning of year..........................         1,906,965        3,759,029        2,085,741
                                                                              ------------      -----------      -----------
Cash and cash equivalents at end of year................................      $  4,327,824      $ 1,906,965      $ 3,759,029
                                                                              ============      ===========      ===========

                            See accompanying notes.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (RESTATED)

                                 JUNE 30, 1997


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The accompanying consolidated financial statements include the accounts of Eastern Environmental Services, Inc. and its wholly owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  The accompanying consolidated financial statements include the financial position and results of operations of Hamm's Sanitation, Inc. and H.S.S., Inc. (collectively "Hamm's") which the Company acquired on December 1, 1997. The transaction was accounted for as a pooling of interests, and accordingly, the consolidated financial statements have been restated to include the accounts of Hamm's for all periods presented.


DESCRIPTION OF BUSINESS

  The Company is engaged in the business of providing integrated solid waste management services, consisting of collection, transportation, and disposal services through nonhazardous waste disposal facilities and waste hauling operations. The Company's customers include municipal, commercial, industrial, and residential customers, both local and national companies, in various geographic regions throughout principally the eastern United States.


USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Such estimates include the Company's accounting for closure and post-closure obligations, amortization of landfill development costs, and estimates of reserves such as the allowance for doubtful accounts.


PROPERTY AND EQUIPMENT

  Property and equipment is stated on the basis of cost. The Company provides depreciation over the estimated useful lives of assets using the straight-line method for its property and equipment except for landfill sites. The estimated useful lives are 10 to 40 years for buildings and improvements, three to ten years for vehicles, machinery, and equipment, five to twelve years for containers and five to ten years for furniture and fixtures.

  Landfill site costs include expenditures for acquisition of land and related airspace, engineering, permitting, legal, capitalized interest, and certain direct site preparation costs which management believes are recoverable. The Company commences depreciation of landfill site costs when the construction is completed and the constructed area begins to accept waste. Landfill site costs for facilities currently in use are depreciated based upon consumed airspace using the unit-of-production method of airspace filled during the fiscal year in relation to estimates of total available airspace.

  Annually, the Company prepares topographic analyses of the sites using various survey techniques to confirm airspace utilization during the current year and remaining capacity. Engineering, legal, and other costs associated with the expansion of permitted capacity of existing sites are deferred until receipt of all necessary operating permits. Such costs are capitalized and amortized after receipt of the necessary operating permits. The Company reviews the realization of landfill development projects on a periodic basis. The portion of landfill sites currently under development for future expansion and thus excluded from depreciation totaled $3,159,000 and $2,701,000 at June 30, 1997 and 1996, respectively.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT (CONTINUED)

  The Company capitalizes interest costs as part of the cost of developing landfill sites and constructing disposal space. Interest costs of $178,000, $84,000, and $48,000 were capitalized for the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

  Depreciation expense includes depreciation recognized on assets under capitalized lease obligations.

EXCESS COST OVER FAIR MARKET VALUE OF NET ASSETS ACQUIRED

  The excess cost over fair market value of net assets acquired is amortized on a straight-line basis over 40 years commencing on the dates of the respective acquisitions. Amortization expense of excess cost over fair value of net assets acquired was $435,000, $81,000, and $75,000, for the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

OTHER INTANGIBLE ASSETS

  Other intangible assets consist principally of noncompete agreements and waste collection and hauling contracts acquired in the acquisition of landfill sites and waste collection operations. Noncompete agreements and waste collection and hauling contracts are currently being amortized over a period of three to fifteen years. Amortization of other intangible assets was $292,000, $175,000, and $272,000, for the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

LANDFILL CLOSURE, POST-CLOSURE, AND OTHER ENVIRONMENTAL COSTS

  Accrued landfill closure and other environmental costs include the cost of closure and post-closure monitoring and maintenance of landfills, as well as, environmental and remediation costs all of which are estimated based on currently available facts, existing technology and interpretation of presently enacted laws and regulations. Landfill post-closure costs represent management's estimate of the current costs of the future obligation associated with maintaining and monitoring the landfill for generally a 30-year period subsequent to the closure of the landfill. The Company estimates the future cost of closure and post-closure costs based on its interpretation of the U.S. Environmental Protection Agency's Subtitle D technical standards. The Company periodically updates its estimates of future closure and post-closure costs with the impact of changes in estimates accounted for on a prospective basis. The Company recognizes these costs on the unit-of-production method based on consumed airspace in relation to management's estimate of total available airspace. Environmental costs relating to remediation work are accrued and charged to operations in the period the potential environmental liability is known.

STATEMENT OF CASH FLOWS

  For the purposes of reporting cash flows, cash and cash equivalents consists of money market accounts and certificates of deposit with original maturities of three months or less.

  Noncash investing and financing activities of the Company excluded from the statement of cash flows include property and equipment additions financed by debt of $2,200,000, $22,000, and $109,000 and financed insurance premiums of $1,211,000, $462,000, and $458,000 for the fiscal years ended 1997, 1996, and
1995, respectively.

REVENUE RECOGNITION

  The Company recognizes revenues upon receipt and acceptance of waste material at its landfills and upon collection of waste material at its waste collection and hauling operations. Amounts billed prior to services being performed are classified as deferred revenue.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, investments in closure trust funds, trade payables and debt instruments. The book value of cash and cash equivalents, trade receivables, investments in closure trust funds and trade payables are considered to be representative of their respective fair values. The carrying value of the Company's long-term debt approximates fair value based on current rates and terms.

LONG-LIVED ASSETS

  Long-lived assets consist primarily of property and equipment, excess cost over fair market value of net assets acquired and other intangible assets. The recoverability of long-lived assets is evaluated at the operating unit level by an analysis of operating results and consideration of other significant events or changes in the business environment. If an operating unit has current operating losses and based upon projections there is a likelihood that such operating losses will continue, the Company will evaluate whether impairment exists on the basis of undiscounted expected future cash flows from operations before interest for the remaining period. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value.

RECLASSIFICATIONS

  Certain previously reported amounts have been reclassified to conform to the 1997 presentation.

NEW ACCOUNTING STANDARDS

  In October 1996, the AICPA issued SOP 96-1, Environmental Remediation Liabilities. The SOP provides guidance with respect to the recognition,
measurement and disclosure of environmental remediation liabilities.   The
Company adopted SOP 96-1 in the first quarter of fiscal 1998, and the effect of adoption was not material to the Company.


2.   ACQUISITIONS

ACQUISITIONS ACCOUNTED FOR UNDER THE POOLING OF INTERESTS METHOD

  On September 27, 1996, the Company completed its merger with Super Kwik, Inc. (Super Kwik) and 2,308,176 unregistered shares of the Company's common stock, par value $.01, were issued in exchange for all outstanding shares of Super Kwik. Super Kwik operates a municipal solid waste collection business in southern New Jersey, operating over 75 collection vehicles and serving more than 29,000 customers. The transaction has been accounted for using the pooling of interests method; and, accordingly, the accompanying consolidated financial statements include the accounts of Super Kwik for all periods presented.

  On January 31, 1997, the Company completed its merger with Donno Company, Inc., Suffolk Waste Systems, Inc., Residential Services, Inc. and N.R.T. Realty Corporation (collectively referred to as the "Donno Companies" or "Donno") with 1,137,951 unregistered shares of the Company's common stock, par value $.01, issued in exchange for all issued and outstanding shares of the Donno Companies. The Donno Companies operate over 75 vehicles and a transfer station and service over 60,000 residential and commercial customers in Nassau and Suffolk Counties of Long Island, New York. The transaction has been accounted for using the pooling of interests method; and, accordingly, the accompanying consolidated financial statements include the accounts of the Donno Companies for all periods presented.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)

2.   ACQUISITIONS (CONTINUED)

ACQUISITIONS ACCOUNTED FOR UNDER THE POOLING OF INTERESTS METHOD (CONTINUED)

     On March 31, 1997, the Company completed its merger with Apex Waste Services, Inc. ("Apex"), with 796,927 unregistered shares of the Company's common stock, par value $.01, (including 2,482 shares representing an adjustment for long-term debt being less than $15,000,000 at March 31, 1997, the date of closing) issued in exchange for all issued and outstanding shares of Apex. Apex operates over 65 collection vehicles and a transfer and processing station and provides services to approximately 10,000 residential and 4,000 commercial customers in Northeastern Pennsylvania. The transaction has been accounted for using the pooling of interests method. Apex was formed on October 1, 1996 as a result of the acquisition of certain assets from Waste Management of Pennsylvania, Incorporated, including $6.2 million excess cost over fair market value of net assets acquired. The results of operations of Apex have been included in the Company's consolidated financial statements since the date of inception of Apex.

     On December, 1, 1997, the Company completed its merger with Hamm's Sanitation, Inc., and H.S.S., Inc. (collectively "Hamm's") and 715,032 unregistered shares of the Company's common stock were issued in exchange for all the outstanding stock of Hamm's. Hamm's provides municipal solid waste collection services to approximately 21,000 commercial and residential customers in several northwestern New Jersey counties. The transaction has been accounted for using the pooling of interests method of accounting and, accordingly, the accompanying consolidated financial statements include the accounts of Hamm's for all periods presented.

     Revenues and net income (loss) of the separate companies were as follows:

                                                                                                           NET INCOME
                                                                                         REVENUES            (LOSS)
                                                                                     ----------------  ------------------
Year ended June 30, 1997                                                                         (unaudited)
          Eastern Environmental Services, Inc. .................................          $30,759,984        $ 1,499,755
          Super Kwik............................................................           22,723,221          1,072,502
          Donno.................................................................           12,992,919           (115,938)
          Apex..................................................................           13,149,296           (313,964)
          Hamm's................................................................           16,431,525            325,531
                                                                                          -----------        -----------
          Combined..............................................................          $96,056,945        $ 2,467,886
                                                                                          ===========        ===========
Year ended June 30, 1996
          Eastern Environmental Services, Inc. .................................          $ 7,632,503        $(3,500,043)
          Super Kwik............................................................           20,521,676           (282,313)
          Donno.................................................................           11,364,994           (640,297)
          Hamm's................................................................           16,127,145            965,145
                                                                                          -----------        -----------
          Combined..............................................................          $55,646,318        $(3,457,508)
                                                                                          ===========        ===========
Year ended June 30, 1995
          Eastern Environmental Services, Inc. .................................          $ 8,650,945        $(1,547,550)
          Super Kwik............................................................           18,865,547            541,287
          Donno.................................................................           13,285,570            951,693
          Hamm's................................................................           16,638,506          1,308,670
                                                                                          -----------        -----------
          Combined..............................................................          $57,440,568        $ 1,254,100
                                                                                          ===========        ===========

Super Kwik, Donno, Apex, and H.S.S. were Subchapter S Corporations prior to the mergers, whereby, the taxable income or loss flowed through to the individual shareholders. The effects of providing pro forma income taxes as a C Corporation were not presented as such amounts are not material.

                EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)

2.   ACQUISITIONS (CONTINUED)

ACQUISITIONS ACCOUNTED FOR UNDER THE POOLING OF INTERESTS METHOD (CONTINUED)

     In the fiscal year ended June 30, 1997, the Company incurred approximately $1,148,000, $955,000, and $1,234,000 in merger-related costs associated with the Super Kwik, Donno, and Apex mergers, respectively, of which approximately $2,040,000 is remaining in accrued liabilities at June 30, 1997. The $3,337,000 of merger costs includes $835,000 of transaction-related expenses and $2,502,000 of costs to integrate operations. Additionally, tax provisions of $660,000, $8,000, and $236,000 were recorded at the date of the mergers relating to net deferred tax liabilities with respect to the termination of the previous S Corporation elections of Super Kwik, Donno, and Apex, respectively. This total tax provision of $904,000 is included within income tax expense for 1997.

ACQUISITIONS ACCOUNTED FOR UNDER THE PURCHASE METHOD

     During the fiscal year ended June 30, 1997, the Company consummated fourteen acquisitions that were accounted for under the purchase method of accounting. Results of operations of companies that were acquired and subject to purchase accounting are included from the dates of such acquisitions. The total costs of acquisitions, including liabilities assumed, accounted for under the purchase method were $88,229,000. The excess cost over the fair market value of the net assets acquired was $54,208,000. This amount is being amortized over 40 years from the dates of respective acquisitions on a straight-line basis. Certain purchase price allocations are based on preliminary estimates as of the acquisition dates.

     The unaudited pro forma information set forth below assumes the three significant acquisitions accounted for under the purchase method had occurred at the beginning of the periods presented. In addition this information includes the predecessor operations of Apex. Apex was formed on October 1, 1996 as a result of the acquisition of certain assets from Waste Management of Pennsylvania, Incorporated. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

                                                    YEAR ENDED JUNE 30,
                                            -----------------------------------
                                                  1997              1996
                                            ----------------  -----------------
Revenues.................................       $123,396,000       $116,318,000
Net income...............................       $  4,316,000       $  1,995,000
Diluted earnings per share...............       $        .26       $        .16

     The Company closed into escrow on May 12, 1997 the pending acquisitions of Golden Gate Carting Co. Inc., (''Golden Gate'') and Coney Island Rubbish Removal, Inc. (''Coney Island'') pending satisfaction of certain normal conditions which the Company believes will be resolved. Estimated consideration relating to the Golden Gate and Coney Island acquisitions consists of 288,820 unregistered shares of the Company's stock and the assumption of approximately $3.0 million of debt. The acquisitions of Golden Gate and Coney Island will be accounted for under the purchase method.

                EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)

3.   ACCOUNTS RECEIVABLE

     The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses. The following is a rollforward of the Company's allowance for bad debts:

                                                                       YEAR ENDED JUNE 30,
                                                          ----------------------------------------------
                                                               1997            1996            1995
                                                          --------------  --------------  --------------
Balance at beginning of year..........................       $1,001,000      $  957,000       $ 650,000
Additions (charged to expense)........................          527,000         344,000         452,000
Deductions............................................         (785,000)       (300,000)       (145,000)
Other - purchase price allocation.....................        1,195,000              --              --
                                                             ----------      ----------       ---------
Balance at end of year................................       $1,938,000      $1,001,000       $ 957,000
                                                             ==========      ==========       =========

4.   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     In September 1996, the Company entered into a new revolving credit facility with two major banks, Bank Boston, N.A. and Bank of America Illinois, which provides for borrowings of up to $100,000,000 (as amended on May 8, 1997) for repayment of certain debt, funding of acquisitions, and includes up to $15,000,000 of standby letters of credit availability. At the Company's option, the interest rate on any loan under the revolving credit facility will be based on an adjusted prime rate or Eurodollar rate, as defined in the agreement. The facility matures on April 30, 2000. The revolving credit facility, among other conditions, requires the payment of a commitment fee range of .25% to .50% on the unused balance, payable in arrears, and provides for certain restrictions on the ability of the Company, to incur borrowings, sell assets, or pay cash dividends. The facility also requires the maintenance of certain financial ratios, including interest coverage ratios, leverage ratios, and profitable operations. The facility is collateralized by all the stock of the Company's subsidiaries, whether now owned or hereafter acquired. A portion of the credit facility was utilized to refinance the remaining balances of an existing
revolving credit facility and note payable.   Subsequent to June 30, 1997, the
Company amended the terms of the credit facility which, among other things, increased the amount available for borrowings to $150,000,000 of which $50,000,000 may be utilized for letters of credit. The amended credit agreement also revised the maturity date to October 2002.

     Debt and capital lease obligations consist of the following:

                                                                                           JUNE 30,
                                                                               --------------------------------
                                                                                    1997             1996
                                                                               ---------------  ---------------
Revolving credit facility with BankBoston, N.A. and Bank of America Illinois, maturity date of April 30, 2000, variable interest rates ranging from 8.0%
  to 8.5%.....................................................................     $55,500,000  $            --
Revolving credit facility. ...................................................              --          237,500
Note payable..................................................................              --        1,096,875
Note payable secured by certain real estate. Interest at 8.5% payable                                        --
  monthly, principal due June 2002.                                                  1,450,000
Notes payable to various financial institutions, with various maturities payable through September 2013, interest rates (fixed and variable)
  ranging from 8.25% to 9.25%, and monthly installments ranging from $6,092
  to $12,500. ................................................................       1,293,567        1,608,287
Machinery and equipment notes payable, secured by equipment, with various maturities payable through February 2005, interest rates ranging from 6%
  to 13.5%, payable monthly in installments ranging from $599 to $13,225......       3,849,381        5,801,445
Other.........................................................................       2,754,411          556,881
                                                                                   -----------       ----------
                                                                                    64,847,359        9,300,988
Less current portion..........................................................       3,394,715        2,356,723
                                                                                   -----------       ----------
                                                                                   $61,452,644       $6,944,265
                                                                                   ===========       ==========

                EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)

4.   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED)

     Certain machinery and equipment notes payable discussed above have been classified as capital lease obligations in the balance sheet. Cost and accumulated depreciation related to assets under capital leases are as follows:

                                                                                 JUNE 30,
                                                                      ------------------------------
                                                                           1997            1996
                                                                      --------------  --------------
   Cost..........................................................         $4,280,592      $4,492,355
   Accumulated depreciation......................................          1,403,794         934,210
                                                                          ----------      ----------
                                                                          $2,876,798      $3,558,145
                                                                          ==========      ==========

     Maturities of long-term debt are as follows: 1998--$3,394,715; 1999-- $1,407,208; 2000--$1,676,803; 2001--$513,327; 2002 and thereafter--$57,855,306.

     Interest paid on all indebtedness was $2,650,000, $849,000, and $823,000, for the fiscal years ended 1997, 1996, and 1995, respectively.

     Letters of credit have been provided to the Company supporting performances of landfill closure and post-closure requirements, insurance contracts, and other contracts. Letters of credit outstanding at June 30, 1997 aggregated $4,242,000.


5.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consisted of the following:

                                                                                 JUNE 30,
                                                                      ------------------------------
                                                                           1997            1996
                                                                      --------------  --------------

       Accrued compensation......................................        $   889,497      $  417,631
       Accrued professional fees.................................            277,148         165,500
       Miscellaneous taxes.......................................            590,492         112,941
       Accrued severance costs...................................            165,869         583,832
       Accrued transition costs..................................          5,136,451          97,000
       Other.....................................................          3,907,588         900,915
                                                                         -----------      ----------
                                                                         $10,967,045      $2,277,819
                                                                         ===========      ==========

6.   ACCRUED LANDFILL CLOSURE AND OTHER ENVIRONMENTAL COSTS

     The Company owns or operates six nonhazardous solid waste landfills, all of which are permitted and four of which are operating. The Company will have financial obligations related to closure and post-closure monitoring and maintenance of these currently permitted and operating landfills. While the exact amount of future closure and post-closure obligations cannot be determined, the Company has developed procedures to estimate these total projected costs based on currently available facts, existing technology, and presently enacted laws and regulations. Accordingly, the Company will continue to periodically review and update underlying assumptions and projected costs and record required adjustments. The closure and post-closure requirements are established under the standards of the U.S. Environmental Protection Agency's Subtitle D regulations as implemented and applied on a state-by-state basis. Final closure and post-closure accruals consider estimates for the final cap and cover for the site, methane gas control, leachate management and groundwater monitoring, and other operational and maintenance costs to be incurred after the site discontinues accepting waste, which is generally expected to be for a period of up to thirty years after final site closure.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)

6.  ACCRUED LANDFILL CLOSURE AND OTHER ENVIRONMENTAL COSTS (CONTINUED)

For disposal sites that were previously operated by others, the Company assessed and recorded a final closure and post-closure liability at the time the Company assumed closure responsibility based upon the estimated total closure and post-closure costs and the percentage of airspace utilized as of such date. Thereafter, the difference between the final closure and post-closure costs accrued and the total estimated closure and post-closure costs to be incurred is accrued and charged to expense as airspace is consumed. As of June 30, 1997, the Company estimates that the costs of final closure of the currently permitted and operating areas at the Company's landfills will be approximately $13,665,000, of which $3,246,000 has been accrued as of June 30, 1997. In addition, the Company estimates that the costs of post-closure monitoring of groundwater and methane gas and other required maintenance procedures for the currently permitted and expansion areas will approximate $90,000--$125,000 per year for 30 years after closure at each of the Company's two municipal solid waste accepting facilities and $13,000--$16,000 per year for 30 years after closure at the Company's industrial landfill sites. The Company has accrued $1,541,000 for post-closure obligations as of June 30, 1997.

    Funding of closure and post-closure obligations and other environmental costs accrued to date are estimated as follows: 1998--$2,228,000; 1999-- $1,102,000; 2000--$700,000; 2001 and thereafter--$5,089,000.

    Also included in accrued landfill closure and other environmental costs is $4.0 million for waste relocation costs at the Company's Pennsylvania landfill.

    Pursuant to certain statutory requirements regarding financial assurance for the closure and post-closure monitoring cost requirements at each of the Company's landfills, the Company maintains bonding facilities, collateralized by irrevocable letters of credit and cash deposits. Financial assurance as of June 30, 1997 is as follows:

                                              Current
                                        Financial Assurance
                                            Requirements           Bonds       Deposits         Pending
                                       ---------------------       -----       ---------        -------
     Kentucky                               $1,637,000         $1,637,000     $128,000         $3,300,000
     Pennsylvania                           $6,380,000         $3,780,000           --         $2,600,000
     West Virginia                          $  382,000         $  214,000     $204,000         $6,600,000
     Florida                                $  608,000                 --     $ 81,000         $  527,000
     Illinois                               $  646,000         $  646,000           --                 --

    Irrevocable letters of credit outstanding at June 30, 1997 related to closure and post-closure care were $1,126,000.

7.  OTHER LIABILITIES

    In connection with certain acquisitions made by the Company during 1997, the Company has accrued liabilities totaling $9,151,246 for common stock and/or cash issuable to sellers upon satisfactory resolution of certain contingencies.
These amounts have been included in the purchase price allocations of the respective acquisitions.

8.  COMMON STOCK

    Each share of the Company's Common Stock is entitled to one vote.

    In 1996, William C. Skuba, the former President, Chief Executive Officer, Chairman of the Board, and controlling stockholder of the Company, sold 500,000 shares of the Company's common stock ("Skuba Stock") at a price of $2.00 per share to a group of investors ("Purchasers") pursuant to a Stock Purchase Agreement dated as of May 8, 1996 by and among Mr. Skuba and the Purchasers (the "Stock Purchase Agreement").

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)


8.  COMMON STOCK (CONTINUED)

    Pursuant to the Stock Purchase Agreement, Mr. Skuba also converted all of his Class A common stock of the Company which carried four votes per share into common stock which carries one vote per share. Mr. Skuba also granted to the purchasers an irrevocable proxy over his remaining 1,111,101 shares of common stock for a period that expired on June 20, 1997.

    In fiscal 1995, the Company, through a private placement, issued 300,000 shares of its common stock for cash of $1.00 per share or $300,000, pursuant to stock subscription agreements with two individual accredited investors. In fiscal 1996, the Company, through additional private placements of stock with accredited investors, issued an additional 875,000 shares of its common stock for cash of $1.00 per share or $875,000. Certain of the private placements included the issuance of warrants to purchase a total of 525,000 additional shares of common stock at an exercise price of $1.50 per share expiring three years from the date of grant. The Company registered these securities in February of 1996.

    On August 9, 1996, the Company completed a private placement ("Placement") of 2,500,000 shares of its common stock at $4 per share with various accredited investors for the purpose of raising funds to construct disposal space at the Company's landfills, to provide for closure of certain filled disposal areas, and to provide working capital. Net proceeds, after deduction of agent fees and related costs, were $9,350,000. The shares sold in the private placement are not registered, and registration rights do not commence for two years.

    The Company also issued 125,000 shares of its common stock at $4 per share to a bank at substantially the same terms as the August 9, 1996 Placement.

9.  STOCK OPTION PLANS

    The Company's Stock Option Plans provide for the grant of incentive stock options or nonqualified stock options to directors, officers or employees of the Company. Under the 1987 and 1991 Stock Option Plans, as amended, 700,000 total shares were reserved effective January 1, 1991 for issuance upon the exercise of such options. Incentive stock options have an exercise price of at least 100% of the fair market value of the common stock at the date of grant (or 110% of fair market value in the case of employees or officers holding ten percent or more of the voting stock of the Company). Nonqualified options have an exercise price of not less than 90% of the fair market value of the common stock at the date of grant. The options generally expire five years from the date of grant and are generally exercisable after two years based upon graduated vesting schedules.

    In August 1996, the Company's stockholders approved the 1996 Stock Option Plan providing for the granting of incentive stock options or nonqualified stock options to directors, officers, or employees of the Company. Under this plan, 2,500,000 shares are reserved for issuance. Incentive stock options have an exercise price consistent with the provisions of the previously existing plans. Nonqualified options have an exercise price which is determined by the Company's Stock Option Committee (''the Committee'') in its discretion. The options generally expire ten years from the date of grant and are exercisable based upon graduated vesting schedules as determined by the Committee. As of June 30, 1997, 2,140,745 options have been granted under this Plan including 1,243,922 nonqualified stock options.

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that are not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for grants in 1997 and 1996; risk-free interest rate of 6%; dividend yield of 0%; expected volatility of the market price of the Company's common stock of 70%; and a weighted-average expected life of the option of 4 years.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)


9.  STOCK OPTION PLANS  (CONTINUED)

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma results are not likely to be representative of the effects on reported or pro forma results of operations for future years. The Company's pro forma information is as follows:

                                                                         YEAR ENDED JUNE 30,
                                                                      1997                1996
                                                                -----------------  ------------------
               Pro forma net income (loss)                               $775,000        $(3,693,000)

               Pro forma diluted earnings (loss) per share               $    .05        $      (.38)

    Options outstanding have been granted to officers and employees to purchase common stock at prices ranging from $.01 to $14.50 per share. A summary of the option transactions is as follows:

                                                                                    YEAR ENDED JUNE 30,
                                                                 ----------------------------------------------------------
                                                                        1997                1996                1995
                                                                 ------------------  ------------------  ------------------
Options outstanding, beginning of period.................                  880,900             366,900             417,200
Options granted..........................................                1,590,736             655,000              20,000
Options exercised........................................                  (76,945)           (140,000)            (30,000)
Options canceled.........................................                       --              (1,000)            (40,300)
                                                                         ---------           ---------             -------
Options outstanding, end of period.......................                2,394,691             880,900             366,900
                                                                         =========           =========             =======
Options exercisable......................................                  657,379             338,333             350,650
                                                                         =========           =========             =======
Options available for grant..............................                  359,264           2,113,667             300,100
                                                                         =========           =========             =======



    The weighted average fair values of options granted during fiscal 1997 and 1996 were $5.14 and $3.14 per share, respectively. The weighted average exercise price of options outstanding and exercisable at June 30, 1997 was $4.41.

    Compensation expense has been recognized for those options granted with exercise prices below the fair market value of the Company's stock on the date of grant.

    Stock options outstanding at June 30, 1997 are summarized as follows:

                                                              WEIGHTED AVERAGE        WEIGHTED
                                                                 REMAINING             AVERAGE
               RANGE OF                       NUMBER            CONTRACTUAL           EXERCISE
               EXERCISE PRICES              OUTSTANDING             LIFE                PRICE
               ---------------              -----------      ------------------       --------
                   $.01 - $ 5.00                253,946          1.5 years             $ 1.02
                  $5.01 - $10.00              1,527,945          8.9 years             $ 6.41
                 $10.01 - $14.50                612,800          9.8 years             $13.19
                                              ---------
                   $.01-$14.50                2,394,691          8.4 years             $ 7.57
                                              =========

    The Company's Employee Stock Bonus Plan and Employee Benefit Stock Purchase Plan (the Employee Plans) are for eligible employees. Shares are awarded under the Employee Stock Bonus Plan at the Company's discretion based on the employees' performance. Under the Employee Benefit Stock Purchase Plan, employees may purchase shares of common stock at a purchase price of 85% of the fair market value at the date of purchase. A total of 450,000 common shares are reserved under the Employee Plans. At June 30, 1997, 27,311 shares have been issued under the Employee Plans. At June 30, 1997, the Company has 973,464 warrants outstanding of which 573,464 are exercisable to purchase shares of common stock. Terms of warrants have been established by the Board of Directors at prices between $1.25 and $14.53 expiring at various dates through 2007.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)


10. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                                                JUNE 30,
                                                                                 --------------------------------------
                                                                                        1997                1996
                                                                                 ------------------  ------------------
Deferred tax liabilities:
  Tax over book depreciation and amortization........................................  $(3,162,683)        $  (629,024)
  Landfill permitting costs..........................................................   (3,366,989)                 --
  Other, net.........................................................................     (906,429)           (123,583)
                                                                                       -----------         -----------
     Total deferred tax liabilities..................................................   (7,436,101)           (752,607)
Deferred tax assets:
  Allowance for doubtful accounts....................................................      906,998             158,915
  Accrued refurbishing costs.........................................................    2,191,797                  --
  Reserve for loss on assets held for sale...........................................       62,205             255,933
  Net operating loss carryforwards...................................................      194,284           1,484,833
  Environmental costs................................................................    1,623,741                  --
  AMT credit.........................................................................      109,500              24,376
  Reserve for severance and transition costs.........................................           --             269,232
  Other, net.........................................................................           --              68,140
                                                                                       -----------         -----------
     Total deferred assets...........................................................    5,088,525           2,261,429
Valuation allowance for deferred tax assets..........................................           --          (1,644,000)
                                                                                       -----------         -----------
Net deferred tax assets..............................................................    5,088,525             617,429
                                                                                       -----------         -----------
Net deferred tax liabilities.........................................................  $(2,347,576)        $  (135,178)
                                                                                       ===========         ===========

    At June 30, 1997, the Company has net operating loss carryforwards for federal income tax purposes of $571,000 that expire through 2011. However, due to a change in control, these net operating loss carryforwards may be limited. For financial reporting purposes, the valuation allowance has been reversed due to the fact that the Company has concluded that it is more likely than not that the tax benefits will be realized in the future.

    Significant components of the provision for income taxes are as follows:

                                                                                     FISCAL YEAR ENDED
                                                                 ---------------------------------------------------------
Current:                                                               1997                1996                1995
                                                                 -----------------  ------------------  ------------------
       Federal..................................................        $  287,510           $115,000           $ 115,000
       State....................................................           418,409             62,101              85,881
                                                                        ----------           --------           ---------
                                                                           705,919            177,101             200,881
Deferred:
       Federal..................................................           837,904                 --             (66,052)
       State....................................................            62,382            (21,788)             37,188
       Operating loss carryforward..............................                --                 --            (139,110)
                                                                        ----------           --------           ---------
                                                                           900,286            (21,788)           (167,974)
                                                                        ----------           --------           ---------
       Provision for income taxes...............................        $1,606,205           $155,313           $  32,907
                                                                        ==========           ========           =========

    The reconciliation of income tax computed at the U.S. federal statutory tax rates to the provision for income taxes is:

                                                                                      FISCAL YEAR ENDED
                                                                 -----------------------------------------------------------
                                                                        1997                1996                 1995
                                                                 ------------------  -------------------  ------------------
Tax at U.S. federal statutory rates.............................       $ 1,384,586          $(1,075,015)          $(493,505)
S Corporation income prior to pooling date......................          (286,515)                  --                  --
State income taxes, net of federal tax benefit..................           220,684               40,313             135,652
Nondeductible costs and other acquisition accounting
 adjustments....................................................         1,019,829               24,918              24,918

S Corporation status termination................................           904,563                   --                  --
Valuation allowance for deferred tax assets.....................        (1,644,000)           1,154,000             340,000
Other...........................................................             7,058               11,097              25,842
                                                                       -----------          -----------           ---------
Provision for income taxes......................................       $ 1,606,205          $   155,313           $  32,907
                                                                       ===========          ===========           =========

    Net income tax payments made during fiscal 1997, 1996, and 1995 were $159,000, $89,000, and $26,000, respectively.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)

11. COMMITMENTS AND CONTINGENCIES

    The Company is obligated under various operating leases, primarily for certain office facilities and transportation equipment. Lease agreements frequently include renewal options and require that the Company pay for taxes, insurances, and maintenance expense. Future minimum lease payments under operating leases with initial or remaining noncancelable lease terms in excess of one year as of June 30, 1997, are as follows: 1998--$896,000, 1999--$731,000,
2000--$405,000, 2001--$164,000, and 2002--$35,000. Total rental expense under operating leases was approximately $606,000, $353,000, and $411,000 for the fiscal years 1997, 1996, and 1995, respectively.

    The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations in the United States and elsewhere that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of expenditures necessary to comply with environmental laws and regulations are made in the normal course of business. Although the Company, to the best of its knowledge, is in compliance in all material respects with the laws and regulations affecting its operations, there is no assurance that the Company will not have to expend substantial amounts for compliance in the future.

    In October 1996, the Company received a final permit to construct its expansion area at its Kentucky landfill. Prior to the actual construction of the expansion area, the Company is required to complete certain investigations to confirm the adequacy of the groundwater monitoring program approved in the final permit. The final permit also requires closure of the original disposal area. In addition, the Company has entered into an exclusive waste disposal franchise agreement with Pulaski County, Kentucky, to service the municipal waste needs of the county at the Company's Kentucky landfill through the year 2002. The Company's obligations under this franchise agreement were suspended on July 1, 1996 for a one-year period ending July 1, 1997 due to the Company's cessation of operations at the original permit area and delay in initiating operations at the expansion area. As of July 1, 1997, the Company has resumed operation of the transfer station in accordance with the franchise agreement and expects to continue such operations until construction begins on the expansion area. Failure to continue to comply with the franchise agreement, or timely closure of the original disposal area, could result in the forfeiture of the performance bond of $1.3 million.

    The Company is subject to various contingencies pursuant to environmental laws and regulations that in the future may require the Company to take action to correct the effects on the environment of prior disposal practices or releases of chemicals or petroleum substances by the companies or other parties. At June 30, 1997, the Company has accrued for certain potential environmental remediation activities as other long-term accrued environmental costs. Such accrual amounted to $335,680, and in management's opinion, was appropriate based on existing facts and circumstances. Under the most adverse circumstances, however, this potential liability could reach $860,000 as provided in independent engineering studies and evaluations. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the Company.

    The Company carries insurance covering its assets and operations, including pollution liability coverage. Specifically, each of the Company's five landfills has pollution liability coverage of $5,000,000 per occurrence or $5,000,000 in the aggregate subject to a $500,000 deductible per occurrence. Nevertheless, there can be no assurance that the Company's insurance will provide sufficient coverage in the event an environmental claim were made against the Company or that the Company will be able to maintain in place such insurance at reasonable costs. An uninsured or underinsured claim against the Company of sufficient magnitude could have a material adverse effect on its business and results of operations. The Company also is subject to the risk of claims by employees and others made after the expiration of the policy coverage period, including asbestos-related illnesses (such as asbestosis, lung cancer, mesothelloma and other cancers), which may not become apparent until many years after exposure. From May 15, 1985 through April 28, 1988, the Company carried claims-made general liability coverage. Any claims presented on the basis of exposure during that period may not be covered by insurance and any liability resulting therefrom could, consequently, have an adverse effect on the consolidated financial position, results of operations, or liquidity of the Company.

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's consolidated financial position, results of operations, or liquidity.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)


11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Certain of the Company's executive officers have entered into employment agreements whereby they will be entitled to receive certain bonuses in cash or common stock upon a change in control of the Company. The Company estimates that the total of these payments based on current salaries would be approximately $1,835,000. Such agreements also include severance provisions and immediate vesting provisions of issued options should the officer be terminated.

12. UNUSUAL OPERATING COSTS

    Unusual operating costs and other adjustments of $3,027,000 were included in the fourth quarter of fiscal 1996 results of operations. A charge of $900,000 to cost of revenues to accrue for certain closure and post-closure monitoring costs was recorded for the Kentucky landfill resulting from a reduction in the Company's estimate of future probable airspace since the draft permit was being adjudicated, providing a valuation allowance for possible impairment of this asset. In October 1996, the Company received approval of its expansion permit, and in May 1997, the Company decided to continue to operate the Kentucky landfill. As the Company proceeds with construction of the Kentucky landfill, the adequacy of the closure and post-closure accruals will be reevaluated based on current assessments of future probable airspace and closure and post-closure cost estimates. Additionally, charges totaling approximately $879,000 were charged to selling, general, and administrative expenses relating to the change in control of the Company, as discussed in Note 8. Of the $879,000 charge; $672,000 related to recorded severance costs; $97,000 reflected management's estimate of various transition costs in moving the Company's corporate offices; and $110,000 related to certain legal and other professional costs incurred in completing the transaction. Additionally, management refined its estimates of necessary reserves against past-due receivables, outstanding contingencies, and deferred acquisition costs and increased such reserves by $221,000, $468,000, and $70,000, respectively. The increase in contingency reserves included the $336,000 accrued for certain long-term environmental remediation activities (see
Note 11). Additionally, in the fourth quarter, management made a decision to replace certain of its equipment utilized in the landfill and hauling operations, in addition to selling certain real estate previously used in operations and currently being leased to unrelated parties. A charge of $489,000 was recorded to other expenses to write down these assets held for sale to estimated net realizable value. Finally, in the second quarter, management recorded a provision of $331,000 related to a severance agreement settlement with a unionized workforce.

    Unusual operating costs of $532,000 were included in the fourth quarter of fiscal 1995 results of operations. A total charge to cost of revenues of $339,000 related to the Company's cessation of waste acceptance at the Kentucky landfill on June 30, 1995, and the Company's decision to simultaneously permit and operate a waste transfer facility to continue to service the waste needs of the local host county under the ten-year waste disposal franchise agreement previously awarded to the Company expiring in the year 2002. Of the $339,000 of unusual operating costs, $150,000 reflected the Company's estimate of operating losses at the Kentucky facility through fiscal 1996, and $189,000 reflected a noncash charge to write off remaining capitalized costs relating to a disposal cell closed on June 30, 1995.

    Additionally, a charge of $78,000 was recorded in the fourth quarter of fiscal 1995 to reduce the remaining net assets of All Waste Refuse Services, Inc. (AWRS), the Company's waste collection business located in Beaufort County, South Carolina, to their estimated net realizable value at June 30, 1995. The $78,000 charge included a write-down of $58,000 for certain operating assets, receivables, and supplies inventory and the establishment of a reserve at June 30, 1995, for the anticipated loss on final divestiture of assets of $20,000. During fiscal 1995, the Board of Directors of the Company made a decision to exit the local hauling business in Beaufort County as a result of limited integration with the Company's landfill operation and continued operating losses resulting from significant competitive pressures. The majority of the operating assets of AWRS were sold in fiscal 1995 through several asset sale transactions. Also in 1995, the Company refined its estimate of necessary reserves against past-due receivables resulting in a charge to operations of $118,000.


13. RELATED PARTY TRANSACTIONS

    In connection with the consummation of the Stock Purchase Agreement (see
Note 8), the Company entered into a series of agreements with Mr. Skuba, including a Severance Agreement dated June 20, 1996. Pursuant to the severance agreement, virtually all prior agreements between Mr. Skuba and the Company were terminated, including the Company's obligation to make certain cash payments to Mr. Skuba upon his resignation from the Company, and in consideration therefor; the Company, among other benefits (i) conveyed to Mr. Skuba or a company controlled by Mr. Skuba (a) all of the outstanding capital stock

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)


13. RELATED PARTY TRANSACTIONS (CONTINUED)

of a corporation that owns certain real property, (b) certain real and personal property, and (c) certain vehicles owned by the Company, (ii) transferred to Mr. Skuba certain potential business opportunities that the Company decided that it had no interest in pursuing, (iii) agreed to provide Mr. Skuba with certain health benefits at the Company's cost until June 1997, and (iv) agreed to indemnify Mr. Skuba to the extent provided by the Company's Certificate of Incorporation and to maintain director and officer liability insurance for him until June 2002. The Company recorded a total of $459,100 noncash expense related to the Severance Agreement including $259,600 of compensation expense, loss on the sale of certain assets of $156,000, and $43,500 of benefits related to a Consulting Agreement with Mr. Skuba that expires in June 1998.

    The Company entered into an agreement in July 1996 to lease office space from a company that is controlled by an officer of the Company. The lease is for a period of five years and provides for a monthly rental of $6,250 subject to annual increases derived from increases in the Consumer Price Index. The lease is terminable at any time by the Company by payment of a termination fee equal to one year's rent.

    The Company received management services from a company that is 50% owned by certain stockholders of the Company. The amount of these services charged to expense was $56,000, $590,000, and $414,000 for the fiscal years ended June 30, 1997, 1996, and 1995, respectively.

    The notes receivable from officers are due in fiscal 2006. The interest rate on these loans was 6% at June 30, 1997 and 1996, and 8% at June 30, 1995.

    In August 1996, the Company acquired all of the assets of Eastern Waste of Philadelphia, Inc. in consideration of 391,250 shares of common stock valued at $4.00 per share, or $1,600,000 in the aggregate. The stockholders of Eastern Waste of Philadelphia, Inc. are brothers of directors of the Company. Substantially all of the assets the Company acquired from Eastern Waste of Philadelphia, Inc. were acquired by Eastern Waste of Philadelphia, Inc. in May 1996 in separate transactions with Tri-County Disposal & Recycling, Inc. and National Ecosystems Inc. for an aggregate of approximately $1,600,000 in cash and stock.

    In connection with the Company's acquisition of Super Kwik in September 1996, the Company executed a $750,000 mortgage note in favor of Spruce Avenue Associates, a general partnership whose partners are two officers of the Company. The note bears interest at the rate of ten percent per annum and is due and payable on September 27, 1999. The note is secured by mortgage on certain real property of the Company located in Voorhees, New Jersey. The principal amount outstanding under the mortgage note at June 30, 1997 was $750,000.

    The Company paid a professional corporation owned by an officer of the Company approximately $76,000 during fiscal 1997 for legal services rendered to the Company.

    In October 1996, the Company hired a corporation owned by an employee of the Company for excavation services for the Company's landfills in West Virginia and Pennsylvania. The Company estimates that the total amount to be paid will be approximately $850,000. The selected corporation was the lowest bidder that satisfied all bid requirements for such job.

    The Company believes that each of the transactions described above was entered into on an arm's-length basis in the ordinary course of the Company's business and on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

14. SUBSEQUENT EVENTS

    ACQUISITIONS

    On July 9, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of Reuben Smith Rubbish Removal Service, Inc. ("Reuben Smith") in exchange for 92,369 unregistered shares of the Company's common stock and the assumption of $574,000 of debt. Reuben Smith, which conducts a waste collection business in Atlantic City, New Jersey, was integrated into Super Kwik, the Company's southern New Jersey regional collection operation. This transaction was accounted for as a purchase.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)


14. SUBSEQUENT EVENTS (CONTINUED)

    ACQUISITIONS (CONTINUED)

     On August 15, 1997, the Company completed the purchase of all the stock of Pappy's, Inc. ("Pappy's") for total consideration of approximately $12,000,000 in cash. Pappy's operates as the Oak Avenue Landfill and is permitted to accept construction and demolition debris and other residual wastes. The facility is located north of Baltimore, Maryland. In addition to local waste, Pappy's will accept waste for the Company's various collection operations located in New York, New Jersey, and Pennsylvania markets. This transaction was accounted for as a purchase.

     On August 20, 1997, the Company purchased all of the stock of Soil Remediation of Philadelphia, Inc. ("SRP") in exchange for 270,000 unregistered shares of the Company's common stock. SRP provides remediation services for petroleum contaminated soil. This transaction was accounted for as a purchase.

     On August 14, 1997, the Company completed its merger with Waste X and approximately 216,667 unregistered shares of the Company's common stock were issued in exchange for all outstanding stock of Waste X. An additional issuance of the Company's common stock of up to 30% of the total consideration given may be issuable pending the resolution of certain specific and general contingencies. Waste X operates a municipal solid waste collection business in the Miami and Ft. Lauderdale, Florida markets and was integrated into the Company's South Florida regional operation. The transaction has been accounted for using the pooling of interests method. Periods prior to the consummation of the merger have not been restated to include the accounts and operations of Waste X as combined results are not materially different from the results as presented.

     On December 1, 1997, the Company acquired from Delmarva Capital Technology all of the outstanding stock of Pine Grove, Inc. ("Pine Grove"), its wholly owned subsidiary, for approximately $46 million. The purchase price was comprised of approximately $34.3 million in cash and the assumption of approximately $11.7 million of debt. Pine Grove, Inc. owns 100% of the outstanding stock of Pine Grove Landfill, Inc., a 174 acre subtitle D solid waste disposal facility located in east-central Pennsylvania, and Pine Grove Hauling Company, an integrated solid waste collection company servicing residential and commercial customers. This transaction was accounted for using the purchase method of accounting.

     On December 31, 1997, the Company acquired substantially all the assets of Berger Waste Management, Inc. ("Berger") in exchange for $200,000 in cash. The assets consisted primarily of vehicles, containers and customer lists. Berger, which conducted a waste collection business in Illinois, was integrated into Olney Sanitary System, Inc., the Company's Illinois collection operation. This transaction was accounted for using the purchase method of accounting.

     From January 1, 1998 to February 23, 1998, the Company acquired the assets of seven collection companies in separate transactions. Total consideration under the agreements consists of approximately 110,000 unregistered shares of the Company's stock and cash of approximately $5.1 million to the sellers. These transactions will be accounted for using the purchase method of accounting.

     On February 9, 1998, the Company entered into a merger agreement with the shareholders of the Stamato companies. This transaction is subject to customary due diligence procedures and certain federal and state regulatory approvals. Total consideration under the agreement consists of approximately $31 million of common stock of the Company and the assumption of approximately $8 million of debt in exchange for all issued and outstanding stock of the Stamato companies. The Stamato companies provide collection services to commercial and residential customers in several northern New Jersey counties. This transaction is expected to be accounted for as a pooling of interests.

     On February 12, 1998, the Company acquired the Kelly Run Landfill from USA Waste Services, Inc. Consideration under the agreement consisted of 250,000 shares of common stock of the Company in exchange for all the issued and outstanding shares of Kelly Run Landfill. This transaction will accounted for using the purchase method of accounting.

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                  (RESTATED)


14. SUBSEQUENT EVENTS (CONTINUED)

    SALE OF COMMON STOCK

     In August 1997, the Company completed its registration and sale of 5,175,000 shares of common stock, par value $.01, for $17.75 per share, for the purpose of reducing its outstanding indebtedness under its credit facility, and to fund future acquisitions, capital expenditures and working capital needs. Net proceeds, after deduction of fees and related costs, were approximately $85.5 million. The unaudited pro forma diluted earnings per share for the year ended June 30, 1997, assuming the issuance of these shares and receipt of related proceeds on July 1, 1996, and the reduction of outstanding indebtedness and related interest expense, net of income taxes, would have been $.18 per share.

ANNUAL MEETING OF SHAREHOLDERS

     On January 14, 1998, the Company held its Annual Meeting of the stockholders. The following proposals were submitted to a vote: (i) to amend the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock of the Company from 50 million shares to 150 million shares, (ii) to amend the Company's Certificate of Incorporation, as amended, to eliminate Class A common stock, (iii) to amend the Company's Certificate of Incorporation, as amended, to create a class of undesignated Preferred Stock authorizing the Board of Directors to issue up to 50 million shares of such Preferred Stock, (iv) to approve and adopt the Company's 1997 Stock Option Plan. The terms of the 1997 Stock Option Plan are essentially the same as the 1996 Stock Option Plan (see Note 9). The aggregate maximum number of shares of the Company's common stock for which options may be granted under the 1997 Stock Option Plan is 5,000,000. All proposals were adopted by the stockholders.

    EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued a Statement No. 128, Earnings Per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the Statement 128 requirements.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                              12 Months Ended
                                                           6/30/97                6/30/96                 6/30/95
                                                   --------------------     ------------------      -----------------
Numerator:
Net income (loss)                                           $ 2,467,886            $(3,457,508)            $1,254,100
                                                   ====================     ==================      =================

Denominator:
Denominator for basic
 earnings per share - weighted average shares
                                                             14,480,026              9,733,112              8,559,391
Effect of dilutive options and   warrants                       963,693                     --                 92,608
                                                   --------------------     ------------------      -----------------
Denominator for diluted
  earnings per share                                         15,443,719              9,733,112              8,651,999
                                                   ====================     ==================      =================
Basic earnings (loss) per share                             $      0.17            $     (0.36)            $     0.15
                                                   ====================     ==================      =================
Diluted earnings (loss) per share                           $      0.16            $     (0.36)            $     0.14
                                                   ====================     ==================      =================

SELECTED CONSOLIDATED FINANCIAL DATA (RESTATED)

     The following table presents selected consolidated statement of operations, balance sheet and other operating data of the Company as of the dates and for the periods indicated. The financial information as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 has been derived from the Company's audited financial statements. The financial information derived from the Company's unaudited consolidated financial statements as of June 30, 1995, 1994 and 1993 and for each of the two years in the period ended June 30, 1994 includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position and results of operations as of the dates and for the periods indicated. The selected consolidated financial data below should be read in conjunction with the Company's audited consolidated financial statements and notes thereto at June 30, 1997 and 1996, and for the three years in the period ended June 30, 1997, and Management's Discussion and Analysis of Financial Condition and Results of Operations, contained elsewhere in this report.


                                                                      YEARS ENDED JUNE 30, /(1)/
                                           -----------------------------------------------------------------------------------------
                                                  1997               1996               1995                1994           1993
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues                                       $    96,057        $   55,646         $   57,441          $   53,046      $    8,684
Cost of revenues                                    65,496            42,588             42,119              40,853           4,049
Selling, general and
    administrative expenses                         15,580            12,257              9,764               8,913           4,907
Depreciation and amortization                        5,162             3,281              3,953               3,170           1,809
Merger costs                                         3,337                --                 --                  --              --
                                           ---------------     -------------      -------------       -------------   -------------
Operating income (loss)                              6,482            (2,480)             1,605                 110          (2,081)
Interest expense, net                               (2,540)             (780)              (821)               (476)           (229)
Other income (expense)                                 132               (42)               503                 226             123
                                           ---------------     -------------      -------------       -------------   -------------
Income (loss) from continuing
    operations before income taxes                   4,074            (3,302)             1,287                (140)         (2,187)
Income tax expense (benefit)                         1,606               155                 33                (195)           (715)
                                           ---------------     -------------      -------------       -------------   -------------
Net income (loss) from
    continuing operations                      $     2,468        $   (3,457)        $    1,254          $       55      $   (1,472)
                                           ===============     =============      =============       =============   =============
Basic earnings (loss) per share
    from continuing operations                        $.17             $(.36)              $.15                $.01      $    (0.34)
                                           ===============     =============      =============       =============   =============
Weighted average number of
    shares outstanding                          14,480,026         9,733,112          8,559,391           8,551,364       4,392,022
                                           ===============     =============      =============       =============   =============
Fully diluted earnings (loss) per share
    from continuing operations                        $.16             $(.36)              $.14                $.01      $    (0.34)
                                           ===============     =============      =============       =============   =============
Weighted average number of
    shares outstanding                          15,443,719         9,733,112          8,651,999           8,722,665       4,392,022
                                           ===============     =============      =============       =============   =============

OTHER OPERATING DATA:
EBITDA /(2)/                                   $    11,644        $      801         $    5,558          $    3,280      $     (272)

                                                                            June 30, /(1)/
                                           -----------------------------------------------------------------------------------------
                                                      1997              1996               1995                1994           1993
BALANCE SHEET DATA:
Working capital (deficit)                      $    (1,971)       $   (1,795)        $       44          $    1,822      $    2,199
Total assets                                   $   165,708        $   32,737         $    3,965          $   29,569      $   16,792
Long-term debt, less current portion           $    61,453        $    6,944         $      559          $    3,995      $    1,994
Total liabilities                              $   112,765        $   21,286         $    2,896          $   15,158      $    6,988
Total stockholders' equity                     $    52,943        $   11,451         $    1,069          $   14,411      $    9,804

Selected Financial Data Footnotes

(1) Subsequent to June 30, 1996, the Company acquired Super Kwik, Inc. and its affiliates ("Super Kwik") Donno Company, Inc. and its affiliates ("Donno") and Hamm's Sanitation, Inc. and H.S.S. Inc. ("Hamm's") in three separate transactions. Each of these business combinations was accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements were restated for periods prior to the acquisition to include the results of operations, financial position and cash flows of Super Kwik, Donno and Hamm's. June 30, 1993 and the year then ended included above has not been restated to include these acquisitions.

(2) EBITDA represents operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles. Further, EBITDA does not necessarily indicate whether cash flow will be sufficient for items such as working capital, capital expenditures, or to react to changes in the Company's industry or economic changes generally. The Company believes that EBITDA is a frequently used measure that provides additional information for determining its ability to meet debt service requirements and that it is one of the indicators upon which the Company, its lenders, and certain investors assess the Company's financial performance and its capacity to service debt. The Company therefore interprets the trends that EBITDA depicts as one measure of the Company's operating performance. Because EBITDA is not calculated by all companies and analysts in the same fashion, the EBITDA measures presented by the Company may not necessarily be comparable to other similarly titled measures of other companies. Therefore, in evaluating EBITDA data, investors should consider, among other factors: the non-GAAP nature of EBITDA data; actual cashflows; the actual availability of funds for debt service, capital expenditures and working capital; and the comparability of the Company's EBITDA data to similarly titled measures reported by other companies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

   The following discussion reviews the Company's operations for the three years ended June 30, 1997, and should be read in conjunction with the Company's consolidated financial statements and related notes thereto included elsewhere herein. The historical financial statements of the Company include the financial position and results of operations of Hamm's which was acquired on December 1, 1997, and was accounted for under the pooling of interests method of accounting.

   The following discussion includes statements that are forward-looking in nature. The accuracy of such statements depends upon a variety of factors that
may affect the business and operations of the Company.   The Company, in an
effort to help keep its shareholders and the public informed about the Company's operations, may from time to time issue certain statements that contain or may contain forward-looking information. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions made by or to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of operating results. Such statements are subject to a number of factors that tend to influence the accuracy of the statements and projections upon which the statements are based. As noted elsewhere in this report, all phases of the Company's operations are subject to a number of uncertainties, risks and other influences, many of which, could materially affect the results of the Company's operations and whether forward-looking statements made by the Company ultimately prove to be accurate.

INTRODUCTION

   REVENUES

   The Company is a non-hazardous solid waste management company specializing in the collection, transportation, and disposal of residential, industrial, commercial, and special waste, principally in the eastern United States. The Company's revenues for the year ended June 30, 1997 were comprised of approximately 82% solid waste collection and transportation operations, approximately 7% solid waste disposal operations, and approximately 11% other waste management services.

   The Company's solid waste collection operations earn revenues from fees collected from residential, commercial, and industrial collection and transfer station customers. Solid waste collection is provided under two primary types of arrangements depending on the customers being served. Collection services for commercial and industrial customers are generally performed under one to three year service agreements. Collection services for residential customers generally are performed under contracts with, or franchises granted by, municipalities or regional authorities that grant the Company rights to service all or a portion of the residents in their jurisdictions, except in rural areas where the Company usually contracts directly with the customer. Such contracts or franchises generally range in duration from one to three years. Recently, some municipalities have bid their residential collection contracts based on the volume of waste collected versus the number of households serviced. Residential collection fees are either paid by the municipalities out of tax revenues or service charges or paid directly by residents receiving the services.

   As part of its solid waste collection operations, the Company's five owned or operated transfer stations receive solid waste collected primarily by its various collection operations, compact the waste and transfer it to larger vehicles for transport to landfills. This procedure reduces the Company's costs by improving its use of collection personnel and equipment.

   The Company's solid waste landfills earn revenues from disposal fees charged to third parties and from disposal fees charged to the Company's collection and transportation operations that dispose of solid waste at the Company's landfills. These landfills receive solid waste from the Company's own collection companies and transfer stations, as well as from independent collection operators. For the year ended June 30, 1997, approximately 13% of the Company's revenue generated from collection operations represented solid waste collected by the Company that was delivered for disposal at its own landfills, and approximately 20% of the Company's revenue generated from landfill disposal operations represented solid waste disposed of at the Company's landfills that was delivered by the Company.

   The Company's prices for solid waste collection, transportation, and disposal services are typically determined by the volume, weight, or type of waste collected, as well as other factors including the competitive pricing environment. The Company's ability to pass on cost increases may be limited by the terms of its contracts.

COST OF REVENUES

   Cost of revenues consists primarily of tipping fees paid to third party landfills, accruals for future landfill closure and post-closure costs, direct labor and related taxes and benefits, subcontracted transportation and equipment rental charges, maintenance and repairs of equipment and facilities, environmental compliance costs and site maintenance costs for landfills, fuel, and landfill assessment fees and taxes.

   SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

   Selling, general and administrative expenses consist primarily of management, clerical and administrative salaries and costs and overhead, professional services, facility rentals and associated costs, financial insurance bonding premiums, landfill related financial assurance bonding premiums, and costs relating to marketing and sales.

   The Company capitalizes direct incremental costs associated with purchase acquisitions. Indirect development and acquisition costs, such as executive salaries, corporate overhead, public relations, and other corporate services and overhead are expensed as incurred. The Company also charges as an expense any unamortized capitalized expenditures relating to proposed acquisitions that will not be consummated.

   At June 30, 1997, capitalized costs related directly to proposed acquisitions that were not yet consummated were $281,000. The Company periodically reviews the future realization of these capitalized project costs and makes provisions against capitalized costs that are associated with projects that are not likely to be completed.

   DEPRECIATION AND AMORTIZATION

   Depreciation and amortization consists primarily of depreciation of buildings, vehicles, and machinery and equipment, amortization of capitalized direct landfill development costs, and amortization expense related to intangible assets including goodwill. Property and equipment is depreciated over the estimated useful life of the assets using the straight line method. Intangible assets, including goodwill, are amortized over their useful lives using the straight line method.

   Certain direct engineering, legal, permitting, construction, and other costs associated with expansion of landfills, together with related interest costs, are capitalized and are amortized over the estimated useful life of the site using the unit of production method as airspace is consumed. Successful permitting of additional landfill disposal capacity improves the Company's profitability by increasing the airspace over which the Company may amortize capitalized costs of the landfill. At June 30, 1997, capitalized costs related directly to the acquisition and expansion of existing and future landfills and cell development were $33.8 million.

   The Company's policy is to charge as an expense any unamortized capitalized expenditures and advances relating to any landfill that is permanently closed or any landfill expansion project that is abandoned.

   MERGER COSTS

   In connection with acquisitions accounted for under the pooling of interests method, the Company records various merger costs including transaction-related expenses and costs to bring the acquired assets into conformity with corporate safety and operational standards.

OTHER INCOME (EXPENSE)

   Other income and expense, which includes gains and losses on sales of equipment, has not historically been material to the Company's results of operations.

   TAXES

   In fiscal 1997, the Company utilized approximately $3.8 million of net operating loss carryforwards for federal income tax purposes. At June 30, 1997, the Company has available approximately $571,000 of net operating loss carryforwards for federal income tax purposes. In fiscal 1998, the Company's provision for income taxes should more closely approximate the statutory tax rates, increased by the effect of nondeductible amortization expense.

ACQUISITION PROGRAM

   The Company has implemented an aggressive acquisition program to expand its operations by acquiring solid waste collection, transportation, and disposal businesses, principally in the eastern United States. Exclusive of the restatement for Hamm's which was acquired in December of 1997, approximately $73 million or 76% of the Company's revenues for the year ended June 30, 1997 and approximately $136 million or 82% of the Company's assets at June 30, 1997 resulted from these 17 acquisitions consummated by the Company between July 1996 and June 30, 1997. Of these 17 acquisitions, 14 have been accounted for under the purchase method of accounting and three have been accounted for under the pooling of interests method of accounting.

   With respect to the 14 acquisitions that have been accounted for under the purchase method of accounting, goodwill is amortized over a period of 40 years, resulting in an annual noncash charge to earnings during the amortization period. Accordingly, if the Company completes additional acquisitions which are accounted for under the purchase method of accounting, its financial position and results of operations may fluctuate significantly from period to period, as a result of additional noncash charges relating to goodwill. Amortization expense of goodwill was approximately $435,000 for the year ended June 30, 1997.

   In addition, the Company closed into escrow on May 12, 1997 the pending acquisitions of Golden Gate Carting Co. Inc., ("Golden Gate") and Coney Island Rubbish Removal, Inc. ("Coney Island") pending satisfaction of certain normal conditions which the Company believes will be resolved. Estimated consideration relating to the Golden Gate and Coney Island acquisitions consists of 288,820 unregistered shares of the Company's common stock and the assumption of approximately $3.0 million of debt. The acquisitions of Golden Gate and Coney Island will be accounted for under the purchase method.

   In connection with each of its acquisitions, the Company attempts to implement a number of cost saving measures, including possible reductions in management levels and other personnel, the implementation of centralized management and cost controls, and the elimination of duplicate collection routes.

   Because of the relative importance of acquired businesses and assets to the Company's financial performance, the Company does not believe that its historical financial statements are necessarily indicative of future performance.



RECENT DEVELOPMENTS

   ACQUISITIONS

   On July 9, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of Reuben Smith Rubbish Removal Service, Inc. ("Reuben Smith") in exchange for 92,369 unregistered shares of the Company's common stock and the assumption of $574,000 of debt. Reuben Smith, which conducts a waste collection business in Atlantic City, New Jersey, was integrated into Super Kwik, the Company's southern New Jersey regional collection operation. This transaction was accounted for as a purchase.

   On August 15, 1997, the Company completed the purchase of all the stock of Pappy's, Inc. ("Pappy's") for total consideration of approximately $12,000,000 in cash. Pappy's operates as the Oak Avenue Landfill and is permitted to accept construction and demolition debris and other residual wastes. The facility is located north of Baltimore, Maryland. In addition to local waste, Pappy's will accept waste for the Company's various collection operations located in New York, New Jersey, and Pennsylvania markets. This transaction was accounted for as a purchase.

On August 20, 1997, the Company purchased all of the stock of Soil Remediation of Philadelphia, Inc. ("SRP") in exchange for 270,000 unregistered shares of the Company's common stock. SRP provides remediation services for petroleum contaminated soil. This transaction was accounted for as a purchase.

   On August 14, 1997, the Company completed its merger with Waste X and approximately 216,667 unregistered shares of the Company's common stock were issued in exchange for all outstanding stock of Waste X. An additional issuance of the Company's common stock of up to 30% of the total consideration given may be issuable pending the resolution of certain specific and general contingencies. Waste X operates a municipal solid waste collection business in the Miami and Ft. Lauderdale, Florida markets and was integrated into the Company's South Florida regional operation. The transaction has been accounted for using the pooling of interests method. Periods prior to the consummation of the merger have not been restated to include the accounts and operations of Waste X as combined results are not materially different from the results as presented.

   On December 1, 1997, the Company acquired from Delmarva Capital Technology all of the outstanding stock of Pine Grove, Inc. ("Pine Grove"), its wholly owned subsidiary, for approximately $46 million. The purchase price was comprised of approximately $34.3 million in cash and the assumption of approximately $11.7 million of debt. Pine Grove, Inc. owns 100% of the outstanding stock of Pine Grove Landfill, Inc., a 174 acre subtitle D solid waste disposal facility located in east-central Pennsylvania, and Pine Grove Hauling Company, an integrated solid waste collection company servicing residential and commercial customers. This transaction was accounted for using the purchase method of accounting.

   On December 31, 1997, the Company acquired substantially all the assets of Berger Waste Management, Inc. ("Berger") in exchange for $200,000 in cash. The assets consisted primarily of vehicles, containers and customer lists. Berger, which conducted a waste collection business in Illinois, was integrated into Olney Sanitary System, Inc., the Company's Illinois collection operation. This transaction was accounted for using the purchase method of accounting.

   From January 1, 1998 to February 23, 1998, the Company acquired the assets of seven collection companies in separate transactions. Total consideration under the agreements consists of approximately 110,000 unregistered shares of the Company's stock and cash of approximately $5.1 million to the sellers. These transactions will be accounted for using the purchase method of accounting.

   On February 9, 1998, the Company entered into a merger agreement with the shareholders of the Stamato companies. This transaction is subject to customary due diligence procedures and certain federal and state regulatory approvals. Total consideration under the agreement consists of approximately $31 million of common stock of the Company and the assumption of approximately $8 million of debt in exchange for all issued and outstanding stock of the Stamato companies. The Stamato companies provide collection services to commercial and residential customers in several northern New Jersey counties. This transaction is expected to be accounted for as a pooling of interests.

  On February 12, 1998, the Company acquired the Kelly Run Landfill from USA Waste Services, Inc. Consideration under the agreement consisted of 250,000 shares of common stock of the Company in exchange for all the issued and outstanding shares of Kelly Run Landfill. This transaction will accounted for using the purchase method of accounting.


 SALE OF COMMON STOCK

  In August 1997, the Company completed its registration and sale of 5,175,000 shares of common stock, par value $.01, for $17.75 per share, for the purpose of reducing its outstanding indebtedness under its credit facility, and to fund future acquisitions, capital expenditures and working capital needs. Net proceeds, after deduction of fees and related costs, were approximately $85.5 million. The unaudited pro forma diluted earnings per share for the year ended June 30, 1997, assuming the issuance of these shares and receipt of related proceeds on July 1, 1996, and the reduction of outstanding indebtedness and related interest expense, net of income taxes, would have been $.18 per share.

RESULTS OF OPERATIONS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1997

     The following table presents, for the periods indicated, the period to period change in dollars (in thousands) and percent for the various Consolidated Statements of Operations line items.

                                                                      PERIOD TO PERIOD INCREASE (DECREASE)
                                                   -----------------------------------------------------------------------
                                                           FOR THE YEARS ENDED                       FOR THE YEARS ENDED
                                                         JUNE 30, 1997 AND 1996                  JUNE 30, 1996 AND 1995
                                                   --------------------------------------     ----------------------------
     Revenues                                            $40,411               72.6%           $(1,794)               (3.1)%
     Cost and expenses:
     Cost of revenues                                     22,909               53.6                469                 1.1
     Selling, general and administrative                   3,322               27.1              2,494                25.5
     Depreciation and amortization                         1,880               57.3               (672)              (17.0)
     Merger costs                                          3,337                 --                 --                  --
                                                   -------------                         -------------
                                                          31,448               54.1              2,291                 4.1
                                                   -------------                         -------------
     Operating income (loss)                               8,963                 --             (4,085)                 --
                                                   -------------                         -------------
     Interest expense, net                                 1,760              225.9%               (42)               (5.1)%
     Other income, net                                       173                 --               (546)                 --
                                                   -------------                         -------------
                                                           1,587                 --               (504)                 --
                                                   -------------                         -------------
     Income (loss) before income taxes                     7,376                 --             (4,589)                 --
     Income tax expense                                    1,451                 --                123                  --
                                                   -------------                         -------------
     Net income (loss)                                   $ 5,925                 --            $(4,712)                 --
                                                   =============                         =============

     The following table presents the percentage each item in the consolidated statements of operations bears to total revenues:

                                                                                   YEAR ENDED JUNE 30,
                                                             ------------------------------------------------------------
                                                                    1997                   1996                  1995
                                                             ----------------       ---------------       ---------------
     Revenues                                                           100.0%                100.0%                100.0%
     Cost of revenues                                                    68.2                  76.5                  73.3
     Selling, general and administrative expenses.                       16.2                  22.0                  17.0
     Depreciation and amortization                                        5.4                   5.9                   6.9
     Merger costs                                                         3.5                    --                    --
                                                             ----------------       ---------------       ---------------
     Operating income (loss)                                              6.7                  (4.4)                  2.8
     Interest expense, net                                               (2.6)                 (1.4)                 (1.4)
     Other income (expense)                                               0.1                  (0.1)                  0.9
                                                             ----------------       ---------------       ---------------
     Income (loss) before income taxes                                    4.2                  (5.9)                  2.3
     Income tax expense                                                   1.6                   0.3                   0.1
                                                             ----------------       ---------------       ---------------
     Net income (loss)                                                    2.6%                (6.2)%                  2.2%
                                                             ================       ===============       ===============

     Revenues for the year ended June 30, 1997 were $96.1 million compared to $55.6 million for the year ended June 30, 1996, an increase of $40.5 million or 72.8%. The principal factors affecting the increase in revenues were (1) the impact of 14 acquisitions accounted for under the purchase method, which contributed aggregate revenues of $24.1 million for the year ended June 30, 1997, including the acquisitions of Allied Waste Services, Inc., Waste Services, Inc., Environmental Waste Systems, Inc., R & A Bender, Inc., and their respective affiliates, and (2) the acquisitions of Super Kwik, Inc. and its affiliates (''Super Kwik''), and Donno Company, Inc. and its affiliates (''Donno''), which have been accounted for under the pooling of interests method, and which contributed revenue of $35.8 million for the year ended June 30, 1997 compared to $31.9 million for the year ended June 30, 1996, an increase of $3.9 million. Additionally, the acquisition of Apex Waste Services, Inc. (''Apex''), which has been accounted for under the pooling of interests method, contributed revenues of $13.1 million since its inception of operations on October 1, 1996.

  Revenues decreased $1.8 million or 3.1%in fiscal 1996 compared to fiscal 1995. The principal factors affecting the reduction in revenues were (1) a decrease in collection revenues at Donno due primarily to the discontinuation of a contract from a solid waste services company for collection services in New York City and the termination of a contract to operate a transfer station in Hempstead, Long Island, (2) the closure of the Company's collection operations in South Carolina, and (3) declines in revenues at the Company's landfills in South Carolina and Kentucky. Additionally, during the year ended June 30, 1995 Donno realized the benefit of a one-time contract termination settlement of $660,000. Increased revenues at Super Kwik and at the Company's West Virginia landfill, partially offset the decline in revenues.

  Cost of revenues for the year ended June 30, 1997 were $65.5 million compared to $42.6 million for the year ended June 30, 1996, an increase of $22.9 million or 53.8%. Cost of revenues as a percentage of revenues for the year ended June 30, 1997 was 68.2% compared to 76.5% for the same period in fiscal 1996. Cost of revenues as a percentage of revenues decreased during this period primarily due to the acquisition by the Company of two landfills, which operated at relatively higher margins than the Company's other operations and due to the operating efficiencies imposed on previously private acquired companies accounted for as poolings of interests. A portion of the decrease was also attributable to economies of scale relating to the Company's increase in size over the period.

  Cost of revenues increased approximately $469,000 in fiscal 1996 compared to fiscal 1995. The principal factors affecting the increase in cost of revenues for the year ended June 30, 1996 were (1) a charge of $900,000 for closure and post-closure monitoring costs relating to the Company's Kentucky landfill, and
(2) and increase at Super Kwik due to acquisitions completed in January and November of 1995. This increase was partially offset by (1) reduced operating costs at Donno primarily due to the discontinuation of a collection services contract in New York City and the termination of a contract to operate a transfer station in Hempstead, Long Island, and (2) the Company's discontinuance of its collection operation at the South Carolina landfill.

  Selling, general and administrative expenses for the year ended June 30, 1997 were $15.6 million compared to $12.3 million for the year ended June 30, 1996, an increase of $3.3 million. These expenses as a percentage of revenues for the year ended June 30, 1997 were 16.2% compared to 22.0% for the same period in fiscal 1996. This reduction as a percentage of revenue was primarily due to (1) certain cost savings related to economies of scale in restructuring the Company's insurance program and (2) overall economies gained through elimination of redundant overhead as a result of integration of acquisitions. Additionally, in fiscal 1996 the Company incurred unusual operating costs related to the change in control of the Company in June of 1996, and increases in certain reserves.

  Selling, general and administrative expenses increased $2.5 million, or 25.5% in fiscal 1996 as compared to fiscal 1995. These expenses as a percentage of revenues for the year ended June 30, 1996 were 22.0% compared to 17.0% for the same period in 1995. The increase resulted primarily from the aforementioned special charges taken in fiscal 1996.

  Depreciation and amortization totaled $5.2 million, or 5.4% of revenues, in fiscal 1997 versus $3.3 million, or 5.9% of revenues, in fiscal 1996. This increase was due primarily to increased depreciation and landfill amortization as a result of businesses and assets acquired as well as amortization of goodwill and other intangibles associated with the acquisitions.

  Depreciation and amortization for the year ended June 30, 1996 of $3.3 million compared favorably to the fiscal 1995 amount of $4.0 million. The year-to-year decrease was primarily due to the Company's cessation of waste acceptance at its Kentucky landfill on June 30, 1995. Accordingly, since this site was not utilizing airspace no landfill amortization was charged in fiscal 1996.

  Merger costs incurred during the year ended June 30, 1997 totaled $3.3 million relating to the acquisitions of Super Kwik, Donno, and Apex. Merger costs include $835,000 of transactions costs and $2.5 million of costs related to integrating operations.

  Net interest expense for the year ended June 30, 1997 was $2.5 million compared to $0.8 million for the year ended June 30, 1996, an increase of approximately $1.7 million. This increase is principally the result of borrowings under the Company's credit facility relating to (1) acquisitions, (2) the purchase of real estate and (3) equipment financing in fiscal 1997. Net interest expense for the years ended June 30, 1996 and 1995 was $0.8 million.

  Other income, net, for the year ended June 30, 1997 was $132,000 compared to other expense, net, of $42,000 for the year ended June 30, 1996, an increase in income of $174,000. This change was primarily due to a $489,000 one-time write down, in fiscal 1996, to estimated net realizable value of landfill, hauling and real estate assets no longer considered integral to the operation of the Company after its change of control in June 1996. Other expense, net, for the year ended June 30, 1996 was $42,000 as compared to other income, net, of $504,000 for the year ended June 30, 1995. This decrease in income of $546,000 was due primarily to the aforementioned write down in fiscal 1996.

  The tax provision for the year ended June 30, 1997 included $904,000 relating to the completion of the mergers with Super Kwik, Donno, and Apex. The provision reflects the recording of a deferred tax provision as of the date of the respective mergers, at which time the pooled entities' S corporation elections were terminated. The Company's effective tax rate, excluding the impact of S Corporation status termination and income prior to the pooling dates, was 30.6% for fiscal 1997. The effective tax rate was less than the federal and state statutory rates primarily due to the reversal of the valuation allowance. In 1996, the tax expense relates primarily to the recording of previously taxed "C" corporation earnings related to the merger with Hamm's, and a valuation allowance offsetting the current year tax benefit of net operating loss carryforwards due to a lack of certainty of realization of these loss carryforwards in future years as a result of historic reported operating losses. The Company's effective tax rate, including both federal and state taxes, was 2.6% for fiscal 1995. In 1995, the Company's effective tax rate was lower than the federal statutory rates primarily due to income generated from Super Kwik, Donno and H.S.S., which were taxed under Subchapter S of the Internal Revenue Code.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's business requires substantial amounts of capital. The Company's capital requirements include acquisitions, equipment purchases, and capital expenditures for cell construction and expansion of its landfills. The Company plans to meet these capital needs from various financing sources, including borrowings, internally generated funds, and the issuance of Common Stock.

  As of June 30, 1997, the Company had working capital deficit of $2.0 million, including cash and cash equivalents of $4.3 million. For fiscal 1997, net cash provided by operations was approximately $5.9 million, net cash provided by financing activities was approximately $51.8 million (including net proceeds of $10.4 million from private placements of Common Stock) and net cash used in investing activities was approximately $55.3 million resulting in an increase in cash and cash equivalents of $2.4 million during fiscal 1997. A significant portion of the capital expended during the period, approximately $53.2 million, was used to fund the acquisition of property and equipment, including $39.3 million relating to acquisitions, $8.8 million for the purchase of operating equipment and real estate, and $5.1 million related to the permitting and development of landfill space.

  On September 25, 1996, the Company entered into a revolving credit facility with BankBoston, N.A. (formerly known as First National Bank of Boston) and Bank of America Illinois to provide for borrowings up to $30 million (the ''Credit Facility''). The Credit Facility, which was increased to $50 million on January 27, 1997 and to $150 million on October 27, 1997, is available for repayment of debt, funding of acquisitions, working capital, and for up to $50 million in standby letters of credit. As of February 23, 1998, approximately $17.3 million in letters of credit were outstanding under the Credit Facility. Also, at February 23, 1998, there were borrowings of approximately $37.8 million outstanding under the Credit Facility.

  At the Company's option, the interest rate on any loan under the Credit Facility may be based on an adjusted prime rate or Eurodollar rate, as defined in the loan agreement. On February 23, 1998, the applicable interest rate was 6.375%. The facility expires on October 30, 2002. The Credit Facility requires the payment of a commitment fee, payable in arrears, based in part on the unused balance and provides for certain restrictions on, among other things, the ability of the Company to incur borrowings, sell assets, acquire assets, make capital expenditures or pay cash dividends. The facility also requires the maintenance of certain financial ratios, including interest coverage ratios and balance sheet and cash flow leverage ratios, and requires profitable operations. The facility is collateralized by all the stock of the Company's subsidiaries, whether now owned or hereafter acquired.

  In August 1997, the Company completed a secondary public offering in which it issued 5,175,000 shares of Common Stock at $17.75 per share. The net proceeds of $85.5 million after deducting underwriting discounts, commissions and other offering expenses were used to reduce outstanding debt under the Company's revolving credit agreement by $57.5 million with the remainder to be used for future acquisitions, capital expenditures and working capital. The Company invested the unused net proceeds in short-term interest bearing securities.

  To date the Company has required substantial amounts of capital and it expects to continue to expend substantial amounts to support its acquisition program and the expansion of its disposal and transportation operations. The Company estimates aggregate capital expenditures, exclusive of acquisitions of businesses, of approximately $25.0 million for the year ending June 30, 1998. The Company has addressed its capital needs through private and public offerings of Common Stock and by establishing a revolving credit facility. The Company believes that the revolving credit facility, the funds expected to be generated from operations, the net proceeds of the recently completed public offering and possible future equity offerings will provide adequate cash to fund the Company's working capital and other cash needs for the foreseeable future.

  The Company has financial obligations related to closure and post-closure monitoring and maintenance of the currently permitted and operating landfills. While the exact amount of future closure and post-closure obligations cannot be determined, the Company estimates that the costs of final closure of the currently permitted and operating areas at the Company's landfills will be approximately $13.7 million, of which $3.2 million has been accrued as of June 30, 1997. The Company makes an accrual for these costs based on consumed airspace in relation to Management's estimate of total available airspace of the landfills. In addition, the Company has accrued $1.5 million for post-closure obligations as of June 30, 1997. The Company maintains a bonding facility pursuant to certain statutory requirements regarding financial assurance for the closure and post-closure monitoring cost requirements for its Kentucky, West Virginia and Pennsylvania disposal facilities. Bonds outstanding at June 30, 1997 were $1.6 million for the Kentucky landfill, $214,000 for the West Virginia landfill, and $3.8 million for the Pennsylvania landfill. The bonds are collateralized by irrevocable letters of credit and trust fund deposits. Additionally, the Company has on deposit $204,000 as financial assurance for landfill closure and post-closure obligations for closed disposal areas. The trust fund and the certificates of deposit are restricted from current operations and are included within other noncurrent assets. The Company's Kentucky landfill bonding requirement will increase by $3.0 million for closure and $300,000 for post-closure of the expansion area permitted October 14, 1996 (reissued February 26, 1997). The Company anticipates that the West Virginia bonding requirements will substantially increase when West Virginia's solid waste program is approved by the federal government. Financial assurance requirements could increase to approximately $3.1 million for closure and $3.7 million for post-closure monitoring and care. In connection with the Illinois landfill, which the Company has exercised an option to acquire, the Company has agreed to indemnify a surety providing financial assurance for closure and post-closure care requirements for an unlined landfill located adjacent to the Illinois landfill in the amount of $646,000 in the event the owner of the adjacent landfill defaults on its closure and/or post-closure care obligations. Additional collateral requirements may be imposed upon the Company as a result of additional landfill acquisitions or changes in current regulations which may adversely effect its profitability. The Company anticipates providing financial assurance incrementally, as permitted by regulations, over the life of a facility as disposal cells are constructed and certified for acceptance of waste.

SEASONALITY AND INFLATION

  The Company's revenues tend to be somewhat higher in the spring and summer months. This is primarily attributable to the fact that (i) the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months and (ii) the volume of industrial and residential waste in the regions in which the Company operates tends to decrease during the winter months. In addition, particularly harsh weather conditions may affect the Company's operations by interfering with collection, transportation, and disposal operations, delaying the development of landfill capacity, and/or reducing the volume of waste generated by the Company's customers.

  The Company believes that inflation and changing prices have not had, and are not expected to have, any material adverse effect on its results of operations in the near future.

RECENT ACCOUNTING PRONOUNCEMENTS

  In October 1996, the AICPA issued SOP 96-1, Environmental Remediation Liabilities. The SOP provides guidance with respect to the recognition, measurement, and disclosure of environmental remediation liabilities. The Company adopted SOP 96-1 in the first quarter of fiscal 1998, and the effect of adoption was not material to the Company.

             QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (RESTATED)

The Registrant filed its Report on Form 10-Q for the quarter ended September 30, 1997 with the Securities and Exchange Commission on November 13, 1997. The following is an unaudited statement of operations that is restated to include the results of operations of Hamm's and to calculate earnings per share in accordance with FASB Statement No. 128, Earnings Per Share:

                                                                                         THREE MONTHS ENDED
                                                                                           SEPTEMBER 30,
                                                                         -----------------------------------------------
                                                                                  1997                        1996
                                                                         --------------------         ------------------
                                                                                                           (RESTATED)
     Revenues                                                                     $38,854,206                $17,872,934
     Cost of revenues                                                              25,359,074                 13,811,144
     Selling, general and administrative expenses                                   5,742,212                  2,516,265
     Depreciation and amortization                                                  2,383,229                    712,866
     Merger costs                                                                     500,000                  1,856,340
                                                                         --------------------         ------------------

     Operating income (loss)                                                        4,869,691                 (1,023,681)

     Interest expense, net                                                           (699,166)                  (139,016)
     Other income (expense)                                                           178,753                     (9,467)
                                                                         --------------------         ------------------
     Income (loss) before income taxes                                              4,349,278                 (1,172,164)

     Income tax expense                                                             1,814,000                    680,014
                                                                         --------------------         ------------------

     Net income (loss)                                                             $2,535,278                $(1,852,178)
                                                                         ====================         ==================


     Basic earnings (loss) per share                                                     $.12                      $(.15)
                                                                         ====================         ==================

     Weighted average number of shares outstanding                                 20,517,465                 12,024,226
                                                                         ====================         ==================


     Diluted earnings (loss) per share                                                   $.11                      $(.15)
                                                                         ====================         ==================

     Weighted average number of shares outstanding                                 22,056,006                 12,024,226
                                                                         ====================         ==================